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                                                                     EXHIBIT H-1


                            UNITED STATES OF AMERICA
                                   BEFORE THE
                       SECURITIES AND EXCHANGE COMMISSION

BEC Energy                 )                                     File No.
Boston Edison Company      )                                     1-2301


                                NOTICE OF FILING


     Take notice that on June   , 1997, BEC Energy, a Massachusetts business
trust ("Holding Company"), 800 Boylston Street, Boston, Massachusetts 02199, and Boston Edison Company ("Boston Edison"), a Massachusetts electric utility company exempt from registration under Section 3(a)(1) of the Public Utility Holding Company Act of 1935 (the "Act"), have filed an application under Sections 3(a)(1), 9(a)(2) and 10 of the Act.

     The application requests an order: (a) authorizing Holding Company to acquire directly all of the outstanding common stock of Boston Edison; (2) granting Holding Company an exemption under Section 3(a)(1) from all provisions of the Act, except Section 9(a)(2) thereof; and (3) granting Boston Edison an exemption under Section 3(a)(1) from all provisions of the Act, except Section 9(a)(2) thereof.

     Boston Edison is an "electric utility company" as defined under Section 2(a)(3) of the Act and thus is a "public utility company" as defined in Section 2(a)(5) of the Act. Boston Edison supplies electricity service to the public in eastern Massachusetts, with the majority of its customers located in the metropolitan Boston area.

     Holding Company was organized under Massachusetts law to carry out the proposed restructuring, which would result in Holding Company's becoming a holding company over Boston Edison. Currently, Holding Company has subscribed for all of the outstanding common stock of Boston Edison Mergeco Electric Company, Inc. ("Merger-Sub"), a Massachusetts corporation that has also been incorporated to carry out the proposed restructuring. Neither Holding Company nor Merger-Sub presently conduct any business or own any utility assets.

     The proposed restructuring is intended to establish a more appropriate corporate structure for the conduct of non-utility business activities, while providing a mechanism for protecting the utility business and utility customers of Boston Edison from the risks and costs of such activities.


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     The transaction would be accomplished pursuant to an Agreement and Plan of
Merger to be entered into among Boston Edison, Holding Company and Merger Sub, under which Merger-Sub would be merged with and into Boston Edison (the "Merger") and each outstanding share of common stock of Merger-Sub would be converted into one share of common stock of Boston Edison (collectively, the "Boston Edison Stock"). In addition, pursuant to the merger, each outstanding share of Boston Edison Stock would be converted into one common share of Holding Company. Upon consummation of the Merger, each person that would own Boston Edison Stock immediately prior to the merger would own a corresponding number of common shares of Holding Company, and Holding Company would own all of the outstanding Boston Edison Stock.

     The preferred stock of Boston Edison (the "Boston Edison Preferred Stock") and all indebtedness of Boston Edison would remain securities and obligations of Boston Edison after the proposed restructuring. Consequently, the holders of Boston Edison's debt securities and the Boston Edison Preferred Stock would not be affected by the proposed restructuring.

     Holding Company asserts that, following the consummation of the proposed restructuring, it would be a public-utility holding company entitled to an exemption under Section 3(a)(1) of the Act because it and each of its public-utility subsidiaries from which it would derive a material part of its income would be predominately intrastate in character and would carry on their business substantially within The Commonwealth of Massachusetts.

     All interested persons are referred to the application for complete statements of the proposed restructuring summarized above. The application is available for public inspection through the Commission's Office of Public Reference.

     Interested persons wishing to comment or request a hearing on the application should submit their views in writing by _______________ to the Secretary, Securities and Exchange Commission, Washington, DC 20549, and serve a copy on the relevant applicants at the address specified above. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application, as filed or as amended, may be granted.


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